UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☒	Soliciting Material under Rule 14a-12

GW PHARMACEUTICALS PLC

(Name of Registrant as Specified In Its Charter)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: The following communications were made available by Jazz Pharmaceuticals or its officers through various social media accounts.

Jazz Pharmaceuticals••• @JazzPharma Yesterday, Jazz announced a definitive agreement to acquire GW Pharmaceuticals plc, which will strengthen our position as an innovative global biopharma company by combining our strengths with an industry leader in #cannabinoid science. Important: bit.ly/3pOqBAU Jazz Pharmaceuticals 8:47 AM • Feb 4, 2021 â– Twitter Web App

Neena Patil General Counsel at Jazz Pharmaceuticals (NASDAQ; JAZZ) 2h â– Ed irted • © We are excited about this news and our transformation journey at Jazz Pharmaceuticals. Jazz and GW Pharmaceuticals plc are focused on developing life-changing medicines for people with serious diseases, often with limited or no treatment options. Patients are at the center of what each company does. Jazz’s and GW’s global teams possess unique talents ano expert se and have proven capability to develop and launch differentiated therapies to support often-overlooked patient populations. Both companies are purpose- ed and guided by shared values that induce integrity, collaboration, passion, innovation and pursuit of excellence, and have cultures where diversity, equity and inclusion are a priority. Important: https://lnkd.in/eG3NBjF Jazz Pharmaceuticals 63 269 followers + Follow 1d â– Edited - Today Jazz announced a definitive agreement to acquire GW Pharmaceuticals plc, a global leader in the science, development, manufacturing and commercialization of cannabinoid-based prescription medicines. ..see more We are joining two teams that mshare a passion for and track record of developing differentiated therapies that advance science and transform the lives of patients. This transaction will combine two global neuroscience companies both focused on critical, unmet f patient needs. Bruce Cozadd C hairman and Chief Etecutive Officer Jazz Pharmaceuticals Jazz Pharmaceuticals Read More investor.jazzpharma.com â– 14 min read